EXHIBIT 3.1c

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

MEDSTRONG INTERNATIONAL CORPORATION

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Medstrong International Corporation (the “corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That the Board of Directors of the corporation on September 11, 2006, adopted a resolution proposing and declaring advisable the following addition to Article FOURTH of the Certificate of Incorporation of the corporation [with the effective date to be not less than 20 days following mailing to stockholders of the corporation of the Definitive Information Statement filed with the Securities and Exchange Commission]:

Each share of the corporation’s issued and outstanding Common Stock as of the record date set by the corporation’s Board of Directors shall be subject to a one (1) for seventy-five (75) reverse split, with all fractional shares rounded up to the nearest whole share. The effective time of the reverse split shall be 12:01 a.m. (EST), November 1, 2006.

SECOND: That the amendment was fully approved and adopted by the affirmative written consent of the majority of shares outstanding, in accordance with the provisions of Sections 211 and 216 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment of Certificate of Incorporation to be signed by its President this 24th day of October, 2006.

Medstrong International Corporation

By:	/s/ Jeanine M. Folz
Jeanine M. Folz, President